SUB-ITEM 77Q1(c):  Exhibits
AMENDMENT #6
TO THE BY-LAWS
OF
FEDERATED WORLD INVESTMENT SERIES, INC.
Effective September 21, 2004
Insert the following into Article IV, Officers and renumber
 Section 15 as Section 16:
Section 15.  Chief Compliance Officer.  The Chief Compliance
 Officer shall be
responsible for administering the Trust's policies and procedures approved by the
Board under Rule 38a-1 of the Investment Company Act of 1940, as amended.
Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under the Investment Company Act of 1940, as amended.